THORNBURG ETF TRUST N-1A/A

Exhibit 99.(d)

THORNBURG ETF TRUST

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT, dated and effective as of December 19, 2024 (the “Agreement”), is between Thornburg ETF Trust (the “Trust”), a Massachusetts business trust, on behalf of each of its series listed on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”), and Thornburg Investment Management, Inc., a Delaware corporation (the “Adviser”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment. The Trust hereby appoints the Adviser to act as investment adviser to the Trust with respect to each Fund. The Adviser agrees, as set forth herein, to provide portfolio management services with respect to the investment of the assets of each Fund, to supervise and arrange the purchase and sale of securities and other assets held in the portfolio of each Fund and generally administer the affairs of the Trust. Subject to the prior approval of a majority of the Trustees on the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not “interested persons” of a Fund (as that term is defined in the Investment Company Act of 1940, as amended (the “Act”)), the Adviser may engage, on behalf of the Trust or any Fund, the services of a sub-adviser (a “Sub-Adviser”) and delegate to the Sub-Adviser any of its obligations hereunder, subject to the Adviser’s supervision and to any limitations imposed by the Act.

2.	Duties and Obligations of Adviser.

a.	Subject to the succeeding provisions of this section and the direction and control of the Board, the Adviser (and a Sub-Adviser, if authorized by the Adviser) is authorized, as agent and attorney-in-fact with respect to the Trust and in its discretion and without prior consultation with the Trust, to:

i.	Buy, sell, exchange, accept, convert, lend and otherwise trade in, or otherwise dispose of, any stocks, bonds and any other securities or assets; and

ii.	Place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Adviser and/or Sub-Adviser may select.

b.	Any investment purchases or sales made by the Adviser and/or any Sub-Adviser shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws of the Trust, each as amended from time to time; (2) each Fund’s prospectus and statement of additional information (each, a “Registration Statement”) in effect from time to time; (3) the fundamental investment policies of a Fund, as reflected in its Registration Statement and as may be amended by the “vote of a majority of the outstanding voting securities” (as defined in the Act) of a Fund; (4) the Act and any rules or regulations thereunder (including, but not limited to, Rule 6c-11), as amended from time to time; (5) any other applicable provisions of federal law; and (6) the listing standards of any applicable national securities exchange on which a Fund’s shares are listed for trading (each, a “Listing Exchange”).

c.	The Adviser shall, to the extent such services are not required to be performed by others pursuant to a services agreement, custody agreement, transfer agency agreement or other similar agreement, administer the affairs of the Trust and, in connection therewith, shall be responsible for: (i) maintaining, or supervising the maintenance by third parties, of such books and records of the Funds as may be required by applicable federal or state law; (ii) overseeing the Trust’s insurance relationships; (iii) preparing for the Trust (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the Trust’s shareholders and Trustees and reports to, and other filings with, the Securities and Exchange Commission (the “SEC”), any other governmental agency or Listing Exchange (the Trust agrees to supply or cause to be supplied to the Adviser all necessary financial and other information in connection with the foregoing); (iv) preparing such applications and reports as may be necessary to file or maintain a Registration Statement and/or the registration of the shares of a Fund under the securities or “Blue Sky” laws of the various states selected by the Trust’s distributor; (v) responding to all inquiries or other communications of a Fund’s shareholders, if any, which are directed to the Adviser, or if any such inquiry or communication is more properly to be responded to by the Trust’s custodian, transfer agent or accounting services agent, overseeing their response thereto; (vi) overseeing all relationships between the Trust and its custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; (vii) supervising and coordinating matters relating to the operation of each Fund, including any necessary coordination among the custodian(s), transfer agent(s), accounting services agent(s), accountants, attorneys, auction agents, Listing Exchanges, lead market makers and other parties performing services or operational functions for a Fund; and (viii) authorizing and directing any of the Adviser’s directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. All services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser.

Each Fund may delegate to the Adviser, subject to revocation at the discretion of the Board, the responsibility for voting proxies relating to such Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Adviser.

d.	The Adviser shall give the Trust the benefit of its best judgment in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder (collectively, “disabling conduct”) on the part of the Adviser (and its officers, directors, employees, shareholders and any other person controlling, controlled by or under common control with the Adviser), the Adviser shall not be subject to liability to the Trust, any Fund or to any shareholder of any Fund for any act or omission in the course of, or connected with, rendering services hereunder, including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement is related, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Adviser (and its officers, directors, employees, shareholders and any other person controlling, controlled by or under common control with the Adviser) from and against any and all claims, liabilities, damages, losses, costs and expenses arising out of or in connection with the Adviser’s conduct under the Agreement to the extent not prohibited by the Declaration of Trust or applicable law. Expenses, including reasonable counsel fees incurred by the Adviser (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of a proceeding upon receipt by the Trust of an undertaking by or on behalf of the Adviser to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement.

e.	Nothing in this Agreement shall prevent the Adviser or any “affiliated person” (as defined in the Act) of the Adviser from acting as investment adviser or manager and/or principal underwriter for another person, firm or corporation and shall not in any way limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting.

f.	It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of a Fund’s Registration Statement under the Act or the Securities Act of 1933, as amended, except for information supplied by the Adviser expressly for inclusion therein.

3.	Compensation of the Adviser. The Trust agrees to pay the Adviser, and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, a management fee (the “Management Fee”), payable monthly and computed based on the average daily net asset value of each Fund and at the annual rate shown on Schedule A attached hereto. In the event the Adviser is not acting as such with respect to a Fund for an entire month, the Management Fee payable by such Fund for the month shall be prorated to reflect the portion of the month in which the Adviser is acting as such under this Agreement. For the avoidance of doubt, the Adviser may, within its discretion, from time to time, waive and/or otherwise limit any portion of its fees and may pay to or reimburse a Fund for any other expenses of such Fund for any time period. In addition, the Adviser may recoup such fees and expenses in subsequent periods as may be disclosed to shareholders and approved by the Board.

4.	Allocation of Expenses.

a.	During the term of this Agreement, the Adviser undertakes that it will pay all of the ordinary operating expenses of the Funds, except for: (i) fees payable hereunder, (ii) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 under the Act, including distribution fees, if any, (iii) investment-related expenses of any kind, including all fees and expenses incurred with respect to the acquisition, holding, voting and/or disposition of portfolio securities, and any expenses incurred with respect to the reorganization, restructuring or workout-related expenses related to any investment, and the execution of portfolio transactions (such as brokerage commissions, clearing and settlement costs, and any other kind of transaction expenses and costs associated with tax reclaims); (iv) borrowing and other investment-related costs and fees, including interest, commitment and other fees and costs; (v) acquired fund fees and expenses; (vi) taxes (including, but not limited to, income, excise, transfer and withholding taxes) and governmental fees; (vii) litigation expenses of any kind (including fees and expenses of counsel retained by or on behalf of the Trust or a Fund) and any fees, costs or expenses payable by the Trust or a Fund pursuant to indemnification or advancement obligations to which the Trust or such Fund may be subject (pursuant to contract or otherwise); (viii) custody or other expenses attributable to negative interest rates on investments or cash; (ix) short dividend expense; (x) salaries and other compensation or expenses, including travel expenses, of any of the Trust’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Adviser or its subsidiaries or affiliates; (xi) fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of the Adviser or its subsidiaries or affiliates; (xii) organizational and offering expenses of the Trust and the Funds; (xiii) costs related to any meetings of shareholders, including any costs associated with the preparation, printing, and transmission of proxy or information statements and proxy solicitation; (xiv) fees or expenses payable or other costs incurred in connection with a Fund’s securities lending program; (xv) any other expenses which are capitalized in accordance with generally accepted accounting principles; and (xvi) such other expenses as approved by a majority of the Board. For the avoidance of doubt, nothing herein requires the Adviser to pay or bear any extraordinary expenses or investment-related expenses of any kind.

b.	The Adviser will also furnish to the Trust, on behalf of each Fund, at the Adviser’s expense, all office space, facilities, equipment and clerical personnel necessary for carrying out Adviser’s duties under this Agreement. For the avoidance of doubt, payment of such expenses may be accomplished through the corresponding reduction in the fee payable to the Adviser pursuant to Section 3 of this Agreement.

5.	Broker-Dealer Relationships. In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and sale of securities and other assets held by each Fund by placing purchase and sale orders for the Fund, the Adviser and/or any Sub-Adviser shall select such broker-dealers (“brokers”) and shall, in the Adviser’s or Sub-Adviser’s judgment, implement the policy of the Trust to achieve “best execution,” i.e., prompt and efficient execution at the most favorable net price. In making such selection, the Adviser and/or Sub-Adviser is authorized to consider the reliability, integrity and financial condition of the broker. The Adviser and/or Sub- Adviser is also authorized to consider whether the broker provides brokerage and/or research services to the Trust and/or other accounts of the Adviser or Sub-Adviser. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Adviser and/or Sub-Adviser that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Adviser’s or Sub- Advisor’s overall responsibilities as to the accounts as to which it exercises investment discretion. The Adviser and/or Sub-Adviser shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services.

6.	Duration and Termination.

a.	This Agreement shall go into effect for each of the Trust’s initial series on the effective date of this Agreement and, for any subsequent Fund, on the date specified for that Fund on Schedule A hereto, and shall, unless terminated as hereinafter provided, continue in effect for each Fund for a period of two years from the effective date and, thereafter, from year to year, but only so long as such continuance is specifically approved at least annually by a majority of the Board, or by the vote of a “majority of the outstanding voting securities” (as defined in the Act) of a Fund, and, in either case, a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party cast in person (or by such other means as is consistent with applicable law or exemptive or other relief or guidance provided by the SEC) at a meeting called for the purpose of voting on such approval.

b.	This Agreement may be terminated with respect to the Trust or any one or more Funds by the Adviser at any time without penalty upon giving the Trust sixty (60) days’ written notice (which may be waived by the Trust) and may be terminated by the Trust as to the Trust or any one or more Funds at any time without penalty upon giving the Adviser sixty (60) days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a “majority of the outstanding voting securities” (as defined in the Act) of the Trust, or with respect to any Fund by the vote of a “majority of the outstanding voting securities” (as defined in the Act) of such Fund. This Agreement shall automatically terminate in accordance with applicable law and regulatory guidance in the event of its “assignment” (as defined in the Act).

c.	The Trust hereby agrees that if: (i) the Adviser ceases to act as investment adviser to the Trust; and (ii) continued use of the Trust’s present name would create confusion in the context of the business of the Adviser or its affiliates, the Trust will use its best efforts to change its name in order to delete “Thornburg” from its name.

7.	Amendment; Modification; Waiver. With respect to the Trust, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Act; provided, however, Schedule A listing the series of the Trust to which the Adviser provides services under this Agreement may be amended from time to time to add or delete one or more Funds, by the execution and delivery by the Trust of an amended Schedule A to the Adviser, and the execution of such amended Schedule A by the Adviser.

8.	Agreement Binding Only on Trust Property. The Adviser understands that the obligations of this Agreement are not binding upon any shareholder, officer or Trustee of the Trust personally, but bind only the Trust’s property. The Adviser represents that it has notice of the provisions of the Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

9.	No Third-Party Beneficiaries. This Agreement is not intended and shall not convey any rights, privileges, claims or remedies to any person other than a party to this Agreement and its respective successors and permitted assigns.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New Mexico, which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder, and the applicable provisions of the Act.

11.	Severability. In the event that this Agreement is terminated with respect to one or more of the Funds but not all Funds, this Agreement will continue in full force and effect with respect to each other Fund to which such termination does not relate.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

THORNBURG ETF TRUST

By:	/s/ Curtis Holloway
	Name:	Curtis Holloway
	Title:	CFO & Treasurer

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish Bhatt
	Name:	Nimish Bhatt
	Title:	CFO

Schedule A

(as of December 19, 2024)

Fund	Management Fee (% of average daily net asset value)	Effective Date
Thornburg Core Plus Bond ETF	0.45%	December 19, 2024
Thornburg Multi Sector Bond ETF	0.55%	December 19, 2024
Thornburg International Equity ETF	0.65%	December 19, 2024
Thornburg International Growth ETF	0.70%	December 19, 2024